EXHIBIT 10.12

Farm Lease And Service Agreement

This Lease and Service Agreement (this "Lease") is made effective as of May 01, 2014, by and between Rocky Mountain Hemp Inc. and Ryan Loflin, ("Landlord"), and Peak BioPharma Corp ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant two (2) acres of certified organic, irrigated farmland located at 26900 County Rd 24.3, Springfield, Colorado 81224 (the "Premises") and shall provide services on the Premises as described herein. Tenant will secure the lease with a payment of $6000.00 due on signing. This deposit will be credited toward payment of the last month's rent.

EXTENT OF SERVICE. Landlord, in consideration of the lease payments provided in this Lease, shall provide services to Tenant in the capacity of “Cultivation Director" at the Premises. The Landlord shall diligently and competently devote his time, attention and energies to the performance of his duties under this Lease and shall exert his best efforts in furtherance of the business of the Tenant. Landlord and Tenant acknowledge and agree that the hemp cultivated or possessed by Tenant is cultivated and possessed by Tenant exclusively pursuant to relevant Colorado law and anything related thereto remain and are done in the sole discretion of the officers of Tenant. Landlord and Tenant further acknowledge that federal and/or and the applicable state law may change or the enforcement priorities thereof and that Landlord and Tenant shall be subject to all such laws and regulations. Notwithstanding anything contained herein to the contrary, in the event local or Colorado law disqualifies Tenant from operating its business or federal law enforcement priorities change, this Lease shall immediately terminate upon written notice to Landlord by Tenant. Landlord acknowledges and agrees that Landlord shall have no ability, right or authority to bind the Tenant in any way, with any party whatsoever except as provided herein.

TERM. The lease term will begin on May 01, 2014 and will terminate on October 01, 2014. Tenant may exercise six (6) annual options to extend said term by five (5) months each, at the same rent as the Initial Term plus a 3% annual increase to be exercised by written notice at least thirty (30) days prior to the end of the then current term.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $6,000.00, payable in advance on the first day of each month a payment is due. Lease payments shall be made to Landlord at Loflin Enterprises Inc., P.O. Box 1821, Crested Butte, Colorado 81224, which location may be changed from time to time by Landlord. Lease payments are inclusive of compensation for Landlord’s services as Cultivation Director.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its property and effects and peaceably yield up the Premises to Landlord in as good condition as when delivered to Tenant, ordinary wear and tear excepted.

EXISTING CROPS: Tenant is to have possession of the crops now planted and growing, and on leaving, Tenant is to seed as many acres of crops as was found on the leased premises when Tenant took possession. In the event that Tenant renews the term, Tenant may keep as many seeds and crops as required to re-seed.

NO PARTNERSHIP. Nothing in this lease shall create a partnership, joint venture, employment, or any other relationship between the Parties, than that of Landlord and Tenant. Neither party shall be liable, except as otherwise expressly provided herein, for the other party's obligations or liabilities. Tenant shall indemnify and hold Landlord and his property, including the Premises, free and harmless from all obligations and liabilities incurred by Tenant in conducting farming or other operations on the Premises pursuant to this Lease.

USE OF PREMISES/ABSENCES. The Premises shall be used for the purpose of planting, growing, and harvesting of crops; The feeding, pasturing, maintenance, and production of agricultural livestock. The Premises shall not be used for any other purpose without Landlord's prior written consent, which shall not be unreasonably withheld. Tenant shall carry on all of the activities specified above in accordance with good husbandry and the best practices of the farming community in which the leased premises are situated. Tenant shall, at Tenant's cost and expense, comply with any and all laws, ordinances, rules, regulations, requirements, and orders present or future, of any federal, state, county, or municipal governments which may in any way apply to the use, maintenance, operations, or production of crops on the leased premises, or the sale or disposition of those crops, excluding certain federal laws and regulations related to the prohibition of marijuana. Tenant agrees not to apply pesticides, insecticides, fungicides, herbicides, or other chemical treatments that will have a residual effect beyond the term of this lease except with the prior written consent of Landlord.

MAINTENANCE. Landlord shall have the responsibility to maintain any structures located on the Premises in good repair at all times and perform all repairs necessary to satisfy any implied warranty of habitability.

UTILITIES AND SERVICES. Landlord shall be responsible for all utilities and services in connection with the Premises including but not limited to: cultivation of hemp from seed to harvest, hand harvesting of flowers, baling of stalk material, crop management and maintenance, and any other activities commonly conducted in the cultivation of industrial hemp; provision of seeds, organic soil, water and fertilizer.

TAXES. Landlord shall pay all real estate taxes which may be levied against the Premises. However, Tenant shall pay, before delinquency, all personal property taxes or assessments levied on Tenant's personal property situated in or about the leased premises during the term of this lease. On demand, Tenant shall provide to Landlord satisfactory evidence of payment of taxes.

TERMINATION UPON SALE OF PREMISES. Landlord may terminate this lease upon sixty (60) days` written notice to Tenant that the Premises have been sold. Should the property be sold to anyone other than the Tenant, Tenant will be given reasonable opportunity and allowance to complete the current growing season and harvest any crops thereon.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are damaged or destroyed by fire or other casualty to the extent that enjoyment of the dwelling unit or farmland is substantially impaired, Landlord, in its sole discretion may elect to repair the Premises or terminate the Lease upon thirty (30) days' written notice to Tenant. If the Premises are condemned or cannot be repaired, this Lease will terminate upon twenty (20) days' written notice by either party.

DEFAULT.

Default by Tenant. Tenant shall be in default of this Lease if Tenant fails to fulfill any obligation or term by which Tenant is bound. Subject to any governing provision of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may elect to cure such default and the cost of such action shall be added to Tenant's financial obligations under this Lease. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent." The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

Default by Landlord. Landlord shall be in default of this Lease if Landlord fails to fulfill any obligation or term by which Landlord is bound. Subject to any governing provision of law to the contrary, if Landlord fails to cure any default within 5 days (or any other obligation in Landlord’s capacity as Cultivation Director within 10 days) after written notice of such default is provided by Tenant to Landlord, Tenant may elect to cure such default and the cost of such action shall be borne by Landlord . The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. For any payment that is not paid within 5 days after its due date, Tenant shall pay a late fee of $100.00.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to 150% of the most recent rate preceding the Holdover Period. Such holdover shall constitute a month-to-month extension of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged the maximum amount allowable under applicable law for each check that is returned to Landlord for lack of sufficient funds.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of Landlord, which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord, shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent, (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers.. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

MECHANICS LIENS. Neither Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld. Notwithstanding anything in this Lease to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent to any entity that is a subsidiary of and or is wholly owned by Tenant.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed to the party at the appropriate address set forth below. Such addresses may be changed from time to time by either party by providing notice as set forth below. Notices mailed in accordance with these provisions shall be deemed received on the third day after posting.

LANDLORD:	LANDLORD:

Rocky Mountain Hemp Inc. P.O. Box 1821 Crested Butte, CO 81224	Ryan Loflin P.O. Box 1821 Crested Butte, CO 81224

TENANT: Peak BioPharma Corp 4450 Arapahoe Ave, Suite 100 Boulder, CO 80303 with a copy to: Shawn Hauser, Esq. Vicente Sederberg LLC 1244 Grant Street Denver CO 80203

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Colorado.

ENTIRE AGREEMENT/AMENDMENT. This Lease contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

/s/ Ryan Loflin
Rocky Mountain Hemp Inc.

LANDLORD:

/s/ Ryan Loflin
Ryan Loflin

TENANT:

/s/ Soren Mogelsvang
Peak BioPharma Corp